Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

TUFCO TECHNOLOGIES, INC.

at

$6.07 Net Per Share in Cash

by

PACKERS ACQUISITION SUB, INC.

an indirect wholly-owned subsidiary of

GRIFFIN HOLDINGS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 6, 2014, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

January 9, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Packers Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Griffin Holdings, LLC, a New York limited liability company (“Griffin”), to act as information agent in connection with Purchaser’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Tufco Technologies, Inc., a Delaware corporation (“Tufco”), at a purchase price of $6.07 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated January 9, 2014 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF TUFCO UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Agreement and Plan of Merger, dated as of December 20, 2013, by and among Tufco Holdings, LLC, a Delaware limited liability company (“Parent”), Purchaser, and Tufco (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), including, among other things, (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to Expiration Date (unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event Expiration Date will mean the latest time and date at which the Offer, as so extended, will expire) that number of Shares that, together with the Shares then beneficially owned by Parent or Purchaser or any subsidiary of Parent, represent at least a majority of the Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all in-the-money options and other rights to acquire Shares that are outstanding immediately prior to the acceptance of Shares for tender pursuant to the Offer and that are vested and exercisable or will be vested

1.

and exercisable prior to the Effective Time of the Merger)), (b) Parent or Purchaser (either directly or through any of its Subsidiaries) shall have received the proceeds of the Equity Commitment Letter (as defined in the Offer to Purchase) and the Debt Commitment Letter (as defined in the Offer to Purchase) and (c) there not having been a “Company Material Adverse Effect” (as defined in the Offer to Purchase) since the date of the Merger Agreement. See Section 15 of Offer to Purchase — “Conditions to the Offer.” The Offer is also subject to certain other conditions contained in the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”); and

4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 6, 2014, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Merger Agreement, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth therein, Purchaser will merge with and into Tufco (the “Merger”), with Tufco continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent. At the effective time of the Merger, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 of the Offer to Purchase) will be converted into the right to receive the Offer Price, in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest, less any applicable withholding taxes, except for Shares then owned by Parent, Tufco, or any of their respective wholly-owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

After careful consideration, the board of directors of Tufco (the “Tufco Board”) has unanimously adopted resolutions, among other things: (i) determining that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of Tufco and Tufco’s stockholders, (ii) determining that neither Parent nor Purchaser is an “interested stockholder” as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), (iii) adopting and approving the Merger Agreement, and approving the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and determining that the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Expiration Time (as defined in the Offer to Purchase) (iv) declaring advisable the Merger Agreement, and (v) recommending that the stockholders of Tufco accept the Offer and tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of

2.

such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other required documents.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or other person and for soliciting tenders of Shares pursuant to the Offer to Purchase, other than the Depositary, Broadridge Corporate Issuer Solutions, Inc. acting it its capacity as Information Agent (the “Information Agent”). However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer, or requests for additional copies of the enclosed materials, should be addressed to us at our address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PURCHASER, TUFCO, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

3.